Exhibit (d)(3)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of [    ], 2021 between BLACKROCK BOND FUND, INC., a Maryland corporation (the “Corporation”), and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Corporation desires to retain Adviser to furnish investment advisory services to the Corporation and Adviser is willing to so furnish such services;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    Appointment.

a.    The Corporation hereby appoints Adviser to act as investment adviser to the Corporation’s Fund(s) listed on Appendix A attached hereto (each, a “Fund”) for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

b.    In the event that the Corporation establishes one or more portfolios other than the Fund(s) named on Appendix A with respect to which it desires to retain Adviser to act as investment adviser hereunder, the Corporation shall notify Adviser in writing. If Adviser is willing to render such services under this Agreement, it shall notify the Corporation in writing whereupon, subject to such approval as may be required pursuant to Paragraph 10 hereof, such portfolio shall become a “Fund” hereunder and shall be subject to the provisions of this Agreement to the same extent as the Fund(s) named on Appendix A except to the extent that said provisions (including those relating to the compensation payable by the Corporation to Adviser) are modified with respect to such portfolio in writing by the Corporation and Adviser at the time.

2.    Sub-Advisers. Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of Adviser, to perform investment advisory services with respect to each Fund; provided, however, that the compensation of such person or persons shall be paid by Adviser and that Adviser shall be as fully responsible to the Corporation for the acts and omissions of any sub-adviser as it is for its own acts and omissions. Adviser may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law.

3.    Delivery of Documents. The Corporation has furnished Adviser with copies, properly certified or authenticated, of each of the following:

a.    Resolutions of the Corporation’s Board of Directors authorizing the appointment of Adviser as each Fund’s adviser and approving this Agreement;

b.    The Corporation’s Articles of Incorporation dated as of August 4, 1978, as filed with the State of Maryland on August 7, 1978;

c.    The Corporation’s Bylaws;

d.    The Corporation’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”) on August 16, 1978;

e.    The Corporation’s Registration Statement on Form N-1A under the Securities Act of 1933 and the 1940 Act, as filed with the SEC on September 28, 1978, and all amendments thereto (the “Registration Statement”); and

f.    The Corporation’s most recent prospectus for each Fund together with the related statement of additional information, as currently in effect and all amendments and supplements thereto.

The Corporation will furnish Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

4.    Services. Subject to the supervision of the Corporation’s Board of Directors, Adviser will (either directly or through the sub-advisers employed by it in accordance with Section 2 hereof) (i) act as investment adviser for and supervise and manage the investment and reinvestment of each Fund’s assets and (ii) provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in such Fund and may vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of each Fund. Adviser will (either directly or through the sub-advisers employed by it in accordance with Paragraph 2 hereof) determine from time to time what securities and other investments will be purchased, retained or sold by each Fund and will place the daily orders for the purchase or sale of securities and other investments. Adviser will provide the services rendered by it under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in such Fund’s Registration Statement and the resolutions of the Corporation’s Board of Directors. Adviser further agrees that it:

a.    will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended and all applicable rules and regulations of the SEC, (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Articles of Incorporation and the Code of Regulations of the Corporation as such are amended from time to time;

b.    will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Adviser may, subject to the approval of the Corporation’s Board of Directors, select brokers on the basis of the research, statistical and pricing services they provide to a Fund and other clients of Adviser or a sub-adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and sub-advisers to each Fund and their other clients and that the total commissions paid by such Fund will be reasonable in relation to the benefits to such Fund over the long-term. In no instance, however, will a Fund’s securities be purchased from or sold to Adviser, the sub-advisers, the Corporation’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Adviser may select brokers and dealers with which it or the Corporation is affiliated;

c.    will maintain books and records with respect to each Fund’s securities transactions and will furnish the Corporation’s Board of Directors such periodic and special reports as the Board may request;

d.    will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Adviser makes investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for such Fund’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Adviser and the sub-advisers will not inquire or take into consideration whether securities of those customers are held by the Corporation; and

e.    will treat confidentially and as proprietary information of the Corporation all records and other information relative to the Corporation, any of a Fund’s and the Corporation’s prior, current or potential shareholders, and will not use such records, and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Corporation.

5.    Services Not Exclusive. Adviser’s services hereunder are not deemed to be exclusive, and Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

6.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all records which it maintains for each Fund are the property of the Corporation and further agrees to surrender promptly to the Corporation any such records upon the Corporation’s request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7.    Expenses. During the term of this Agreement, Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or director fees of any officers or directors of the Corporation who are affiliated persons (as defined in the 1940 Act) of Adviser; provided that the Board of Directors of the Corporation may approve reimbursement to Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Corporation operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Adviser who devote substantial time to Corporation operations or the operations of other investment companies advised by Adviser.

8.    Compensation.

a.    For the services provided and the expenses assumed pursuant to this Agreement, the Corporation will pay Adviser and Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rates set forth on Appendix A attached hereto. Such fee as is attributable to each Fund shall be a separate charge to such Fund and shall be the several (and neither joint nor joint and several) obligation of such Fund. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

b.    For purposes of the fee rates set forth on Appendix A, the net assets of each Fund shall be calculated pursuant to the procedures adopted by resolutions of the Corporation’s Board of Directors for calculating the value of the Corporation’s assets or delegating such calculations to third parties.

9.    Limitation of Liability. Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

10.    Duration and Termination. This Agreement will become effective as of the date hereof with respect to each Fund listed on Appendix A and, with respect to any additional Fund, on the date of receipt by the Corporation of notice from Adviser in accordance with Section 1(b) hereof that Adviser is willing to serve as investment adviser with respect to such Fund, provided that this Agreement (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall have been approved in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect with respect to each such Fund until [    ], 2023. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the particular Fund for successive annual periods ending on [    ], provided such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Corporation’s Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval (or otherwise, as consistent with applicable laws, regulations and related guidance and relief), and (b) by the Corporation’s Board of Directors or by vote of a majority of the outstanding voting securities of each Fund. Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Corporation (by vote of the Corporation’s Board of Directors or by vote of a majority of the outstanding voting securities of the Fund), or by Adviser on sixty days’ written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

11.    Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.    Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14.    Use of the Name BlackRock. Adviser has consented to the use by the Corporation of the name or identifying word “BlackRock” in the name of the Corporation and each Fund. Such consent is conditioned upon the employment of Adviser as the investment adviser to each Fund. The name or identifying word “BlackRock” may be used from time to time in other connections and for other purposes by Adviser and any of its affiliates. Adviser may require the Corporation to cease using “BlackRock” in the name of the Corporation and each Fund if the Corporation (or any Fund) ceases to employ, for any reason, Adviser, any successor thereto or any affiliate thereof as investment adviser of each Fund.

15.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

16.    Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK BOND FUND, INC.

By:
Name:	John Perlowski
Title:	Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:
Name:	Janey Ahn
Title:	Managing Director

[Signature Page to Investment Advisory Agreement]

Appendix A

Fund Fees

Fund	Advisory Fee (as a percentage of average daily net assets)
BlackRock Sustainable Total Return Fund	First $1 billion	0.39%
	$1 billion - $3 billion	0.37%
	$3 billion - $5 billion	0.35%
	$5 billion - $10 billion	0.34%
	Greater than $10 billion	0.33%

A-1